Exhibit 10.10

(Company Logo)

PRIVATE AND CONFIDENTIAL

DATE

Mr./Ms. NAME

Dear

On behalf of              (“(Company)”), I have pleasure in making an offer of employment to you with (Company) on the terms and conditions set out in this letter, as             . The offer is subject to satisfactory background and references check result. For internal consistency, your internal job grade will be             . In the course of carrying out your duties you will be reporting directly to              or any other person as (Company) may from time to time determine (“Supervisor”).

1. DATE OF COMMENCEMENT

Your employment will commence on             and, if applicable, will be subject to the approval of your employment work visa by the relevant authorities.

You will be subject to a             -month probation (“Probation”) from the date of commencement of your employment. (Company) may at its sole discretion, and if it sees fit to do so, to extend your Probation for a further three-month (“Extended Probation”) at the end of the Probation. You shall be notified of the Extended Probation prior to the end of your Probation.

2. POSITION, DUTIES AND RESPONSIBILITIES

Your duties and responsibilities of employment are set out in the job description of your position.

You acknowledge and agree that you may be transferred (“Transfer”) to a different division of (Company) or a subsidiary or associated company of (Company); or your duties and responsibilities may be varied (“Variation”) as (Company) deems fit.

Provided that such Transfer and/or Variation is within your competence, skill and training at the time of Transfer or Variation, you shall not object to such Transfer or Variation. Further you acknowledge that such Transfer or Variation shall not be grounds for a constructive dismissal claim against (Company).

The terms and conditions set out in this letter will continue to apply in the event of any Transfer or Variation.

3. PLACE OF EMPLOYMENT

You will be primarily based in Location. Nevertheless, you will also be required to work at any other location at which (Company) carries on its business or provides services, and which may be in Hong Kong and/or overseas.

(Company name) | (Address) |	T	| F	| (Website) |
Initial (Company):	Initial (Employee):

4. REMUNERATION

Base Pay

Your gross annual base salary will be HK$            , paid monthly in arrears by cheque or direct credit to your nominated bank account at the end of each month.

Discretionary Year-End Bonus

At the discretion of (Company), you may be paid a year-end bonus at the end of each year; it is up to         % of your annual base salary.

In determining the amount of discretionary bonus, (Company) shall consider your work performance, amongst other factors. Your performance will be reviewed periodically and (Company) shall make adjustments to your salary as it sees fit.

5. METHOD OF PAYMENT

Your salary will be paid monthly in arrears by cheque or direct credit to your nominated bank account.

6. HOURS OF EMPLOYMENT

Your working hours will be from 9:00 am to 6:00 pm daily between Mondays to Fridays with a one hour lunch break without pay.

Notwithstanding the aforesaid, you will be required to continue your work beyond those hours if and when the occasion requires or as required by your Supervisor, however, (Company) does not make overtime payments.

7. LEAVE ENTITLEMENTS

You will be entitled to              days annual leave per year. You are required to apply for annual leave in accordance with the policies of (Company).

The portion of annual leave required under Hong Kong law (which increases from year to year) is “statutory annual leave” and any leave granted in addition to that statutory minimum is referred to as “additional annual leave”. Except in the first year, annual leave taken will be reduced against the Employee’s statutory annual leave balance first. Once the Employee uses all of his statutory annual leave, any further leave he takes will be reduced against his additional annual leave balance. Statutory annual leave is paid in accordance with the Employment Ordinance. Additional annual leave is paid according to the Employer’s policy. Statutory annual leave must be taken at the time required under the Employment Ordinance, which is the year after it accrues. Any non-statutory annual leave must be taken within the same year that it accrues.

You are entitled to the Public Holidays as announced in the Government Gazette every year.

8. INSURANCE SCHEME

Subject to you complying with and satisfying any applicable requirements of (Company)’s insurers, you will be entitled to join, after your Probation or Extended Probation (if applicable), to (Company)’s standard medical insurance scheme, details of which will be provided to you separately. The insurance benefits are ex-gratia and (Company) may change or cancel or suspend the insurance policies at any time without notice to you.

(Company name) | (Address) |	T	| F	| (Website) |
Initial (Company):	Initial (Employee):

9. MPF

As required by the Mandatory Provident Fund Schemes Ordinance, you will be enrolled into (Company)’s Mandatory Provident Fund Scheme (the “MPF Scheme”). The level of contributions to be paid to the MPF Scheme will be as specified in the Mandatory Provident Fund Schemes Ordinance. Details of the MPF Scheme will be provided to you separately.

10. TRANSFER/SECONDMENT

(Company) has the right to transfer/second you to work part time or full time for any company within the Group (that is, any subsidiaries, holding companies or other affiliated companies). (Company) shall have the discretion to request you to support any other such companies within the Group.

11. SALARIES TAX

You will be responsible and liable for filing and payment of your own Salaries Tax under the laws of Hong Kong in respect of salaries received by you and also to taxation from any other country.

12. TERMINATION

During the first month of the probationary period, a notice of one (1) day in writing or the equivalent of the one (1) day’s salary in lieu of service of notice is required by either party to be given to the other party in the event of termination of employment herein under.

After the first month of the probationary period and before the probation confirmation, a notice of seven (7) days in writing or the equivalent of seven (7) days’ salary in lieu of service of notice is required by either party to be given to the other party in the event of termination of employment herein under.

After the completion of probation, you will become confirmed as a permanent employee, a notice of no less than              (            ) months in writing or the equivalent of              (            ) month’s salary in lieu of service of notice will be required by either party to be given to the other party in the event of termination of employment, unless the Letter of Employment requires a shorter/longer notice period or except that such notice or payment will not be required if employment is terminated because of breach of Company regulations.

Notwithstanding the above (Company) may, at its absolute discretion, also terminate this agreement by giving you a combination of a written notice for a period less than the Notice Period and to pay you a salary in lieu for the remaining portion of the Notice Period.

(Company) reserves the right to terminate your employment without notice if you commit any dishonest act, serious misconduct as set out in the Employee Handbook and all staff manuals, guidelines, policies and procedures of (Company) (together, “Staff Regulations”) or any other act that justifies immediate dismissal, or you are precluded by law from performing your duties of employment.

(Company name) | (Address) |	T	| F	| (Website) |
Initial (Company):	Initial (Employee):

If you are summarily dismissed, you will only be entitled to remuneration up to the date of dismissal and any untaken leave entitlements, but to no other compensation as a result of that termination.

13. MONIES OWED

(Company) is authorised to deduct from your salary or any of your entitlements any monies owed by you or advanced to you by (Company).

14. POLICIES & PROCEDURES

(Company) has in place Staff Regulations for the effective and safe operation of the business and for the interests of its employees. (Company) may vary and make new Staff Regulations as it considers appropriate.

You must comply with all (Company) Staff Regulations, including any amendments, alterations and additions made from time to time. If you breach any of the Staff Regulations, (Company) may take reasonable disciplinary action against you, including, but without limitation to, termination of your employment.

(Company) will not be obliged to nor does it represent that it will comply with or enforce its policies and procedures (which includes but is not limited to the Employee Handbook).

15. INTELLECTUAL PROPERTY

All intellectual property rights in works (including but not limited to computer software, programs, sketches, artwork, plans, models, mock-ups, briefs, drawings, procedures, systems, marketing techniques, manuals, designs, plans and specifications) conceived, developed, written or otherwise created by you in the course of your employment, whether during or outside your normal working hours, vest solely in (Company) and you will, at the request and expense of (Company), you shall execute such assignments and assurances as may be reasonably necessary to perfect ownership by (Company) of those rights.

16. MORAL RIGHTS

You agree to waive all moral and copyright to all works made by you or to be made by you in the course of your employment with (Company) for (Company), any client or (Company) or as instructed by any member of staff of (Company), whether alone or in conjunction with any other person. For the purposes of this clause, “(Company)” means (Company), its subsidiaries, holding and/or associated companies.

17. PROTECTION OF (COMPANY)’S INTERESTS

You agree not to undertake other paid or unpaid employment or undertake any courses or activities which will impair your ability to carry out your duties under your employment with (Company) or which constitutes a conflict of interest.

18. CONFIDENTIALITY

In the course of your employment under this agreement you will have access to and be entrusted with information in respect of the business and financing of (Company) and its dealings, transactions and affairs and likewise in relation to its subsidiaries, holding and associated companies all of which information is or may be confidential. You must keep information about (Company)’s business secret and confidential except to the extent that you are authorised by (Company) or by law to disclose it. This obligation will continue after the termination of your employment.

(Company name) | (Address) |	T	| F	| (Website) |
Initial (Company):	Initial (Employee):

You shall not (except in the proper course of your duties or if compelled to do so by law), during or after the period of your employment under this agreement, divulge to any person whatsoever or otherwise make use of (and shall use your best endeavours to prevent the publication or disclosure of) any confidential information including but not limited to any trade secret or secret manufacturing or technical process, any information concerning the processes, methods, systems, programs, manuals, books, reports, data, business transactions, finances, dealings, affairs, designs, price structures, marketing strategies, or operations of (Company), any of its subsidiaries, holding and/or associated companies or any of its or their suppliers agents distributors or customers.

You must not use or attempt to use any such information in any manner which may injure or cause loss either directly or indirectly to (Company), its subsidiaries, holding and/or associated companies or the suppliers, agents, distributors, or customers of (Company), its subsidiaries, holding and/or associated companies.

All notes and memoranda of any trade secrets or confidential information concerning the business of (Company), its subsidiaries, holding and/or associated companies or any of its or their suppliers, agents, distributors or customers shall be the property of (Company) and shall be surrendered by you to (Company) at the termination of your employment or at the request of (Company) during the course of your employment.

The requirement to maintain confidentiality will continue to apply after the termination of your employment.

19. RESTRAINT

You undertake and covenant to (Company) that you will not during the term of your employment, and for a period of 6 months after termination of your employment with (Company), either alone, in your name in the name of a firm or corporation, or jointly with any other person, firm or corporation, as a manager, agent, principal, consultant, employee, consultant, contractor or in any other capacity whether paid or unpaid:

a)	be directly or indirectly engaged or involved in any business which shall be in competition with:

i)	the business of (Company), which is to provide marketing and public relations services relating to the measurement of internet web-site usage; or

ii)	any other business the same as or similar to the business operated by (Company);

b)	directly or indirectly canvass or solicit from any person who is at the date of your termination of employment, or 6 months prior to that date, a client or customer of (Company) or any of its subsidiaries, holding and/or associated companies, any orders for goods or services the same as or similar to those goods or services supplied to that person by (Company) in the 6 months prior to the date of termination of employment;

c)	entice, endeavour to entice, persuade or in any way procure away from (Company) or any of its subsidiaries, holding and/or associated companies any person who has at any time during the 6 months immediately preceding the termination of your employment been employed or engaged by (Company) or any of its subsidiaries, holding and/or associated companies with a view to or an objective or purpose of that person ceasing to be employed or engaged by (Company);

(Company name) | (Address) |	T	| F	| (Website) |
Initial (Company):	Initial (Employee):

The above clause will have the effect as if it were several separate undertakings and covenants and is intended to be separate binding agreements, and the illegality or unenforceability of any such covenants shall not affect the validity of the remaining covenants.

Your obligations under this clause shall continue for a period of 6 months after the expiration or termination of your employment with (Company) for whatever reason.

If any of the several separate undertakings and covenants are to become invalid or unenforceable for any reason they will be severed whilst the others shall continue to remain in full force and effect.

20. BREACH OF CLAUSES 15 to 18

Without prejudice to any other rights, you acknowledge that any breach of clauses 15 to 18:

a)	will be regarded as a very serious matter;

b)	may result in you being dismissed immediately without any entitlement to pay in lieu of notice; and

c)	may result in (Company) seeking an injunction against you as it is acknowledged that damages may not be an adequate remedy in such circumstances.

21. RETURN OF PROPERTY

At the end of your employment or otherwise on request by (Company), you must return to (Company) all document, records, (Company) or customer information including all confidential information, keys, access passes, mobile phone, vehicle, computer, computer software and programs or other property of (Company) in your possession or control including any copies in your possession or control.

22. ENTIRE AGREEMENT

This letter sets out the entire agreement between you and (Company) regarding the terms and conditions of your employment with (Company), excepting any term or condition implied by law and which is not inconsistent with this agreement. No collateral agreement, commitment or understanding will be of any force and effect unless it is in writing and signed by both parties. Any and all prior negotiations, representations, warranties or commitments in relation to your employment are superseded by this letter and will be of no force and effect.

23. WAIVER

The failure of either party at any time to insist on performance of any term of this letter is not a waiver of its right at any later time to insist on performance of that or any other term of this letter.

24. VARIATION OF TERMS

The terms and conditions of your employment cannot be varied unless such variation is in writing and signed by both you and (Company).

(Company name) | (Address) |	T	| F	| (Website) |
Initial (Company):	Initial (Employee):

25. GOVERNING LAW

Your employment will be governed by the laws of Hong Kong and both you and (Company) irrevocably submit to the jurisdiction of the Courts of Hong Kong.

26. ACCEPTANCE

You confirm acceptance of this offer of employment on these terms and conditions by signing and returning the enclosed copy of this letter. Your employment agreement with (Company) is effective on the date set out in clause 1.

Yours sincerely

XXX

Senior Human Resources Manager

TW/bl

I have read and understood the above terms and conditions and I hereby agree to be bounded by them.

Signed: NAME HKID No.:	Date

(Company name) | (Address) |	T	| F	| (Website) |
Initial (Company):	Initial (Employee):

Annexure - Job Descriptions

The Position Title will be responsible for:

(Company name) | (Address) |	T	| F	| (Website) |
Initial (Company):	Initial (Employee):

ONE WAY NON-DISCLOSURE AGREEMENT

This Non-Disclosure Agreement (“Agreement”) is entered into as of              (“Effective Date”) between             , a limited liability company incorporated in                  (“(Company)”), and the individual or entity signing below (“Participant”).

1. In connection with a possible business transaction or relationship between (Company) and Participant and for the purposes of evaluating certain technologies of (Company) which may be deployed in connection with that business transaction or relationship (the “Transaction”), Participant may receive certain Confidential Information (as defined below) of (Company). (Company) provides such Confidential Information to Participant only subject to the terms set forth in this Agreement.

2. “Confidential Information” means all technical and non-technical information of (Company) and/or its licensors (including but not limited to product information, plans and pricing, financials, marketing plans, business strategies, customer information, data, research and development, software and hardware, APIs, specifications, designs, proprietary formulae and proprietary algorithms), which information is identified as being confidential or proprietary or which would, under the circumstances, appear to a reasonable person to be confidential or proprietary.

3. Participant will (a) hold the Confidential Information in confidence; (b) restrict disclosure of such Confidential Information to those of its employees or agents with a need to know such information and who have previously agreed (e.g. as a condition to their employment or agency) to be bound by terms respecting the protection of confidential information which are substantially similar to those of this Agreement and which would extend to (Company)’s Confidential Information; (c) use such Confidential Information only for the Transaction; and (d) to the extent applicable, not modify, reverse engineer, decompile, create other works from, or disassemble any such Confidential Information unless otherwise specified in writing by (Company). Participant agrees and understands that (Company) may use Participant’s suggestions and comments for any purpose without compensation of any kind.

4. The restrictions in Section 3 will not apply to Confidential Information to the extent that Participant can provide written documentation to show it (a) was in the public domain at the time of disclosure; (b) became publicly available after disclosure to Participant without breach of this Agreement; (c) was lawfully received by Participant from a third party without such restrictions; (d) was known to Participant prior to its receipt from (Company); (e) was independently developed by Participant without reference to such Confidential Information; or (f) is required to be disclosed by Participant pursuant to judicial order or other compulsion of law, provided that Participant will provide to (Company) prompt notice of such order and comply with any protective order imposed on such disclosure.

5. Participant acknowledges and agrees that (Company) is not required to disclose any particular information to Participant and any disclosure pursuant to this Agreement is entirely voluntary and does not, in itself: (a) create warranties or representations of any kind; (b) create a commitment as to any product, service, or prospective business relationship; (c) constitute solicitation of any business or the incurring of any obligation not specified herein; or (d) constitute a license or transfer of ownership under any intellectual property rights of (Company) or its licensors. In addition, the existence and terms of this Agreement and the fact that discussions have taken, are taking, or may take place may not be disclosed by Participant without (Company)’s prior written consent.

6. This Agreement is effective as of the Effective Date. (Company) may terminate this Agreement at any time by sending written notice thereof to the Participant. Upon receipt of such notice, Participant will return or destroy (at (Company)’s election) all copies of the Confidential Information in Participant’s possession or control (including archival copies) and will certify the same if so requested by (Company). However, Participant’s obligations under Section 3 with respect to (Company)’s Confidential Information that has been disclosed to Participant during the term of this Agreement will survive such termination unless and until such Confidential Information falls within the public domain. In addition, this Section 6 will survive any such termination of this Agreement.

7. This Agreement supersedes all previous agreements between the parties regarding (Company)’s Confidential Information and cannot be cancelled, assigned or modified except by the written agreement of both parties. This Agreement will be governed and construed using the law of the Hong Kong Special Administrative Region, without giving effect to its conflict of law provisions or to constructive presumptions favoring either party. All actions arising out of or relating to this Agreement will be heard and determined exclusively by the courts of the Hong Kong Special Administrative Region.

8. Participant agrees that any violation or threatened violation of this Agreement will cause irreparable injury to (Company) and that, in addition to any other available remedies, (Company) will be entitled to obtain injunctive relief against the breach or threatened breach of this Agreement by Participant.

9. All notices, requests and other communications called for by this Agreement will be deemed to have been given immediately if made by e-mail (confirmed by concurrent written notice sent first class mail, postage prepaid), if to (Company) at the email address below and at the physical address above, with a copy to its Finance Director, and if to Participant at the e-mail address set forth below and physical address to be provided separately, or to such other addresses as either party may specify to the other in writing. Notice by any other means will be deemed made when actually received by the party to which notice is provided.

IN WITNESS WHEREOF, the parties, by their duly authorized representatives, have executed and delivered this Agreement as of the Effective Date.

(Company name)	Participant:

By:	By:
Name:	HKID#:
Title:	Title:
Date:	Date:
Email:	Email:

(Company name)

(Address)